Exhibit 99.2

NORTHEAST BANCORP

Special Meeting of Shareholders

July 27, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of shares of common stock of Northeast Bancorp, a Maine corporation (“Northeast”), does hereby appoint Judith E. Wallingford and James D. Delamater, and each of them, as due and lawful attorneys and proxies (each of whom shall have full power of substitution), to represent and vote as designated below all of the Northeast common stock that the undersigned held of record on June 14, 2010, at the special meeting of shareholders of Northeast to be held at Northeast Bancorp Headquarters Building, 500 Canal Street, Lewiston, Maine on Tuesday, July 27, 2010 at 11:00 a.m., local time, or any adjournment or postponement thereof, on the following matters, and on such other business as may properly come before the meeting. The board of directors recommends a vote FOR proposals 1, 2 and 3, below:

1.    To approve the Agreement and Plan of Merger, dated March 30, 2010, by and between FHB Formation LLC, a Delaware limited liability company (“FHB”), and Northeast pursuant to which FHB will merge with and into Northeast, with Northeast as the surviving entity of such merger.

o For	oAgainst	o Abstain

2.	To approve the Northeast Bancorp 2010 Stock Option and Incentive Plan adopted by Northeast’s board of directors.

o For	oAgainst	o Abstain

3.	To adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger.

o For	oAgainst	o Abstain

4.    In their discretion, to transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

(Please Sign and Date on Reverse Side)

(Continued from other side)

PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. If no direction is given, this proxy will be voted FOR the approval of the merger of Northeast and FHB, FOR the approval of the Northeast Bancorp 2010 Stock Option and Incentive Plan and FOR the adjournment proposal and, in their discretion, on any other business properly brought before the meeting.

☐	I plan to attend the Special Meeting.

☐	I do not plan to attend the Special Meeting.

Date ________________________________________________________, 2010

Signature(s): ____________________________________ ____________________________________

____________________________________
Title or Authority (if applicable)

Please sign your name here exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Proxy shall be deemed valid for all shares held in all capacities.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://cfpproxy.com/4206.